Exhibit 99.1

Solar Capital Ltd. Announces the Expected Monetization of Its Two Largest Legacy Investments; Declares Reduced Quarterly Dividend of $0.40 Per Share for Third Fiscal Quarter 2013

NEW YORK--(BUSINESS WIRE)--July 24, 2013--Solar Capital Ltd. (NASDAQ:SLRC) (“Solar Capital” or the “Company”) today announced that DSW Group, Inc. has entered into a definitive sale agreement. The Company expects to receive approximately $150 million in gross proceeds for its second lien loan to DS Waters of America, Inc. and its preferred investments in DSW Holding Company, LLC (together, “DS Waters”). Additionally, the Company has received notice that its investment in Midcap Financial Intermediate Holdings, LLC (“Midcap Financial”) will be redeemed at a premium to par for gross proceeds of approximately $87 million. Solar Capital expects estimated total proceeds received from these monetizations to be approximately $237 million, which it intends to use to reduce Solar Capital’s outstanding revolving indebtedness, pending prudent reinvestment.

“We are pleased with the outcome of these two legacy investments,” said Bruce Spohler, Chief Operating Officer of Solar Capital. “Our full exit of DS Waters is expected to result in an internal rate of return, or IRR, of approximately 10.3% since our initial investment almost six years ago and a 1.5x multiple on our invested capital. The repayment of our subordinated loan to MidCap Financial is expected to result in an IRR of approximately 16.5% since our initial investment three years ago, and will mark the culmination of another successful underwriting.”1

As a result of these significant monetizations, and pending re-investment of these proceeds in new portfolio investments, the Company expects to generate significantly reduced investment income in the near-term. Accordingly, the Company currently anticipates net investment income to be in the range of $0.41 to $0.43 per share for the quarter ended June 30, 2013. Net asset value per share at June 30, 2013 is also expected to be in the range of $22.35 to $22.40. In order to better align the quarterly dividend with expected near-term earnings, the board of directors of Solar Capital has declared a reduced quarterly dividend of $0.40 per share, beginning with the Company’s third fiscal quarter ending September 30, 2013.

“We believe these divestitures meaningfully improve our overall investment portfolio composition by reducing issuer concentration, increasing our percentage investment in secured and floating rate debt securities, and eliminating substantially all of our payment-in-kind, or PIK, income,” said Michael Gross, Chairman and CEO of Solar Capital Ltd. “We believe the third fiscal quarter dividend approximates the run-rate earnings of our portfolio post these monetizations. We intend to seek to grow our investment income, and correspondingly our dividend, through the deployment of our over $500 million of available capital, which includes the proceeds from these monetizations.”

The DS Waters transaction is subject to customary closing conditions and is expected to close in the next 90 days. Our Midcap Financial investment is expected to be repaid in July 2013.

The third quarter dividend will be paid on October 2, 2013 to stockholders of record on September 19, 2013. The specific tax characteristics will be reported to stockholders on Form 1099 after the end of the calendar year.

The Company will release its financial results for the quarter ended June 30, 2013 on Wednesday, July 31, 2013, after the close of the financial markets, and will host an earnings conference call and audio webcast at 10:00 a.m. (Eastern Time) on Thursday, August 1, 2013.

ABOUT SOLAR CAPITAL LTD.

Solar Capital Ltd. is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. Solar Capital invests primarily in leveraged, middle market companies in the form of senior secured loans, mezzanine loans, and equity securities.

FORWARD-LOOKING STATEMENTS

Statements included herein may contain “forward-looking statements”, which relate to our future operations, future performance or our financial condition. Forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and outcomes may differ materially from those anticipated in the forward-looking statements as a result of a variety of factors, including those described from time to time in our filings with the Securities and Exchange Commission or factors that are beyond our control. Solar Capital Ltd. undertakes no obligation to publically update or revise any forward-looking statements made herein. All forward-looking statements speak only as of the time of this press release.

1 The internal rate of return, or IRR, is calculated using the XIRR function in Excel, based on the actual dates for all cash outflows and inflows associated with the investment, including cash interest payments, amendment fees, origination fees, expected escrow payments, and principal repayments.

CONTACT:
Solar Capital Ltd.
Richard Pivirotto, 212-994-8543